Exhibit 4.9

Form of Loan Agreement

This Loan Agreement (the “Agreement”) is made and entered into by and between the Parties below as of      in     , the People’s Republic of China (“China” or the “PRC”):

(1)	(the “Lender”), a wholly foreign-owned enterprise, organized and existing under the laws of the PRC, with its address at ;

(2)	(the “Borrower”), a citizen of China with Chinese Identification No.: .

The Lender and the Borrower shall each be hereinafter referred to as a “Party” respectively, and they shall be collectively referred to as the “Parties.”

Whereas:

1.

As of the date hereof, the Borrower holds  % of equity interests in      (the “Borrower Company”). All of the equity interest now held and hereafter acquired by the Borrower in the Borrower Company shall be referred to as the “Borrower Equity Interest;”

2.

The Lender confirms that it agrees to provide the Borrower with a loan to be used in this Agreement. The Borrower confirms that he/she has received a loan equaling RMB      to be used for the purposes set forth under this Agreement.

After friendly consultation, the Parties agree as follows:

1	Loan

1.1

In accordance with the terms and conditions of this Agreement, the Lender agrees to provide to the Borrower a loan in the amount of RMB      (the “Loan”). During the term of this Agreement, the Lender shall within one (1) month after execution of this Agreement provide the Loan to the Borrower. The term of the Loan shall be long term. During the term of the Loan, the Borrower shall immediately repay the full amount of the Loan in the event that any of the following circumstances occur:

1.1.1	30 days elapse after the Borrower receives a written notice from the Lender requesting repayment of the Loan;

1.1.2	The Borrower’s death, lack, or limitation of civil capacity;

1.1.3	The Borrower ceases (for any reason) to be a shareholder of the Borrower Company or its affiliates, or the Borrower ceases to be an employee of the Lender, the Borrower Company or their affiliates;

1.1.4	The Borrower engages in or is involved in criminal activities;

1.1.5

According to the applicable laws of China, foreign investors are permitted to invest in the principle business that is currently conducted by the Borrower Company in China with a controlling stake and/or in the form of wholly foreign-owned enterprises, the relevant competent authorities of China begin to approve such investments, and the Lender exercises the exclusive option under the Exclusive Option Agreement (including its amendments from time to time, the “Exclusive Option Agreement”) described in this Agreement.

1.2	The Loan provided by the Lender under this Agreement shall inure to the Borrower’s benefit only and not to the Borrower’s successor(s) or assign(s).

1.3

The Borrower agrees to accept the aforementioned Loan provided by the Lender, and hereby agrees and warrants using the Loan solely for the contribution or increase of the registered capital of the Borrower Company, or for the working capital of the Borrower Company. Without the Lender’s prior written consent, the Borrower shall not use the Loan for any purpose other than as set forth herein.

1.4

The Lender and the Borrower hereby agree and acknowledge that the Borrower’s method of repayment shall be at the sole discretion of the Lender, and shall at the Lender’s option take the form of the Borrower’s transferring the Borrower Equity Interest in whole to the Lender or the Lender’s designated persons (legal or natural persons) pursuant to the Lender’s exercise of its right to acquire the Borrower Equity Interest under the Exclusive Option Agreement, and any proceeds from the transfer of the Borrower Equity Interest (to the extent permissible) shall be used by the Borrower to repay the Loan to the Lender, in accordance with this Agreement and in the manner designated by the Lender.

1.5

The Lender and the Borrower hereby agree and acknowledge that to the extent permitted by the applicable laws, the Lender shall have the right but not the obligation to purchase or designate other persons (legal or natural persons) to purchase the Borrower Equity Interest in part or in whole at any time, at the price stipulated in the Exclusive Option Agreement.

1.6

The Borrower also undertakes to execute an irrevocable Power of Attorney (including its amendments from time to time, the “Power of Attorney”), which authorizes the Lender or a legal or natural person designated by the Lender to exercise all of the Borrower’s rights as a shareholder of the Borrower Company.

1.7

When the Borrower transfers the Borrower Equity Interest to the Lender or the Lender’s designated person(s), in the event that the transfer price of such equity interest is equal to or lower than the principal of the Loan under this Agreement, the Loan under this Agreement shall be deemed an interest-free loan. In the event that the transfer price of such equity interest exceeds the principal of the Loan under this Agreement, the excess over the principal shall be deemed the interest of the Loan under this Agreement payable by the Borrower to the Lender.

2	Representations and Warranties

2.1	Between the date of this Agreement and the date of termination of this Agreement, the Lender hereby makes the following representations and warranties to the Borrower:

2.1.1	The Lender is a corporation duly organized and legally existing in accordance with the laws of China;

2.1.2

The Lender has the legal capacity to execute and perform this Agreement. The execution and performance by the Lender of this Agreement is consistent with the Lender’s scope of business and the provisions of the Lender’s corporate bylaws and other organizational documents, and the Lender has obtained all necessary and proper approvals and authorizations for the execution and performance of this Agreement; and

2.1.3	This Agreement constitutes the Lender’s legal, valid, and binding obligations enforceable in accordance with its terms.

2.2	Between the date of this Agreement and the date of termination of this Agreement, the Borrower hereby makes the following representations and warranties:

2.2.1

The Borrower has the legal capacity to execute and perform this Agreement. The Borrower has obtained all necessary and proper approvals and authorizations for the execution and performance of this Agreement;

2.2.2	This Agreement constitutes the Borrower’s legal, valid, and binding obligations enforceable in accordance with its terms; and

2.2.3

There are no disputes, litigations, arbitrations, administrative proceedings, or any other legal proceedings relating to the Borrower, nor are there any potential disputes, litigations, arbitrations, administrative proceedings, or any other legal proceedings relating to the Borrower.

3	Borrower’s Covenants

3.1

As and when he/she becomes, and for so long as he/she remains a shareholder of the Borrower Company, the Borrower irrevocably covenants that during the term of this Agreement, the Borrower shall cause the Borrower Company:

3.1.1

to strictly abide by the provisions of the Exclusive Option Agreement and the Exclusive Business Cooperation Agreement (including its amendments from time to time, the “Exclusive Business Cooperation Agreement”) to which the Borrower Company is a party, and to refrain from any action/omission that may affect the effectiveness and enforceability of the Exclusive Option Agreement or the Exclusive Business Cooperation Agreement.

3.1.2

at the request of the Lender (or a party designated by the Lender), to execute the contracts/agreements on business cooperation with the Lender (or a party designated by the Lender), and to strictly abide by such contracts/agreements;

3.1.3	to provide the Lender with all of the information on the Borrower Company’s business operations and financial condition at the Lender’s request;

3.1.4	to immediately notify the Lender of the occurrence or possible occurrence of any litigation, arbitration, or administrative proceedings relating to the Borrower Company’s assets, business, or income;

3.1.5	at the request of the Lender, to appoint any persons designated by the Lender as directors of the Borrower Company;

3.2	the Borrower covenants that during the term of this Agreement, he/she shall:

3.2.1	endeavor to keep the Borrower Company engaged in its principle businesses and to keep the specific business scope of its business license;

3.2.2

abide by the provisions of this Agreement, the Power of Attorney, the Equity Interest Pledge Agreement (including its amendments from time to time, the “Equity Interest Pledge Agreement”) and the Exclusive Option Agreement to which the Borrower is a party, perform his/her obligations under this Agreement, the Power of Attorney, the Equity Interest Pledge Agreement and the Exclusive Option Agreement, and refrain from any action/omission that may affect the effectiveness and enforceability of this Agreement, the Power of Attorney, the Equity Interest Pledge Agreement and the Exclusive Option Agreement;

3.2.3

not sell, transfer, mortgage or dispose of in any other manner the legal or beneficial interest in the Borrower Equity Interest, or allow the encumbrance thereon of any security interest, except in accordance with the Equity Interest Pledge Agreement;

3.2.4

cause any shareholders’ meeting and/or the board of directors of the Borrower Company to not approve the sale, transfer, mortgage or disposition in any other manner of any legal or beneficial interest in the Borrower Equity Interest, or allow the encumbrance thereon of any security interest, except to the Lender or the Lender’s designated person;

3.2.5

cause any shareholders’ meeting and/or the board of directors of the Borrower Company to not approve the merger or consolidation of the Borrower Company with any person, or its acquisition of or investment in any person, without the prior written consent of the Lender;

3.2.6	immediately notify the Lender of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to the Borrower Equity Interest;

3.2.7

to the extent necessary to maintain his/her ownership of the Borrower Equity Interest, execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defense against all claims;

3.2.8	without the prior written consent of the Lender, refrain from any action/omission that may have a material impact on the assets, business and liabilities of the Borrower Company;

3.2.9	appoint any designee of the Lender as director of the Borrower Company, at the request of the Lender;

3.2.10

to the extent permitted by the laws of China, at the request of the Lender at any time, promptly and unconditionally transfer all of the Borrower Equity Interest to the Lender or the Lender’s designated representative(s) at any time, and cause the other shareholders of the Borrower Company to waive their right of first refusal with respect to the share transfer described in this Section;

3.2.11

to the extent permitted by the laws of China, at the request of the Lender at any time, cause the other shareholders of the Borrower Company to promptly and unconditionally transfer all of their equity interests to the Lender or the Lender’s designated representative(s) at any time, and the Borrower hereby waives his/her right of first refusal (if any) with respect to the share transfer described in this Section;

3.2.12

in the event that the Lender purchases the Borrower Equity Interest from the Borrower in accordance with the provisions of the Exclusive Option Agreement, use such purchase price obtained thereby to repay the Loan to the Lender; and

3.2.13

without the prior written consent of the Lender, not cause the Borrower Company to supplement, change, or amend its articles of association in any manner, increase or decrease its registered capital or change its share capital structure in any manner.

4	Liability for Default

4.1

If the Borrower conducts any material breach of any term of this Agreement, the Lender shall have the right to terminate this Agreement and require the Borrower to compensate all damages; this Section 4.1 shall not prejudice any other rights of the Lender herein.

4.2	The Borrower shall not terminate this Agreement in any event unless otherwise required by the applicable laws.

4.3

In the event that the Borrower fails to perform the repayment obligations set forth in this Agreement, the Borrower shall pay an overdue interest of 0.01% per day for the outstanding payment, until the day the Borrower repays the full principal of the Loan, overdue interests and other payable amounts.

5	Notices

5.1

All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, prepaid postage, commercial courier service or by facsimile transmission to the address of such Party set forth below. A confirmation copy of each notice shall also be sent by email. The dates on such notices shall be deemed to have been effectively given shall be determined as follows:

5.1.1	Notices given by personal delivery, courier service, registered mail or prepaid postage, shall be deemed effectively given on the date of delivery.

5.2.1	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of the transmission).

5.2	For the purpose of notices, the addresses of the Parties are as follows:

Lender:
Address:
Attn:
Phone:

Borrower:
Address:
Phone:

5.3	Any Party may at any time change its address for notices by having a notice delivered to the other Party in accordance with the terms hereof.

6	Confidentiality

The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance of this Agreement are regarded as confidential information. Each Party shall maintain the confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the shareholders, director, employees of or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach of this Agreement.

7	Governing Law and Resolution of Disputes

7.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes shall be governed by the laws of China.

7.2

In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other Party for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the South China International Economic and Trade Arbitration Commission for arbitration, in accordance with its then effective arbitration rules. The arbitration shall be conducted in Guangzhou. The arbitration award shall be final and binding on all Parties.

7.3

Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

8	Miscellaneous

8.1	This Agreement should become effective upon execution by the Parties, and shall expire upon the date of full performance by the Parties of their respective obligations under this Agreement.

8.2

This Agreement shall be written in both Chinese and English language in two copies, each Party having one copy. In case of any conflicts between the Chinese version and the English Version, the Chinese version shall prevail.

8.3

This Agreement may be amended or supplemented through written agreement by and between the Lender and the Borrower. Such written amendment agreement and/or supplementary agreement executed by and between the Lender and the Borrower are an integral part of this Agreement, and shall have the same legal validity as this Agreement.

8.4

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

8.5	The attachments (if any) to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

8.6

Any obligations that occur or that are due as a result of this Agreement upon the expiration or early termination of this Agreement shall survive the expiration or early termination thereof. The provisions of Sections 4, 6, 7 and this Section 8.6 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Loan Agreement as of the date firs above written.

Lender:

By:
Name:
Title:	Legal Representative

Borrower:
By:

Schedule A

The following schedule sets forth the agreements the registrant entered into with each of the shareholders of the variable interest entities substantially in this form. Other than the information set forth below, there is no material difference between these agreements and this exhibit.

Variable Interest Entities	Executing Parties	Execution Date	Amount
Guangzhou Vipshop E-Commerce Co., Ltd.	Party A: Vipshop (China) Co., Ltd.	July 13, 2017	RMB140,000,000
Party B: Eric Ya Shen
	Party A: Vipshop (China) Co., Ltd.	July 13, 2017	RMB70,000,000
Party B: Arthur Xiaobo Hong (Assumed by Chan Huang through Debt Assignment and Set-off Agreement dated October 27, 2023)
Guangzhou Vipshop Information Technology Co., Ltd.	Party A: Vipshop (China) Co., Ltd.	December 22, 2015	RMB550,000,000
Party B: Eric Ya Shen
	Party A: Vipshop (China) Co., Ltd. Party B: Chan Huang	October 27, 2023	RMB6,370,000
Pin Jun Tong Enterprise Management & Consulting Co., Ltd.	Party A: Vipshop (China) Co., Ltd.	December 15, 2017	RMB650,000,000
Party B: Eric Ya Shen
	Party A: Vipshop (China) Co., Ltd.	December 15, 2017	RMB350,000,000
Party B: Arthur Xiaobo Hong